Exhibit 99.1

Contacts:

Maxim Pharmaceuticals	Burns McClellan
Larry G. Stambaugh	Aline Schimmel
Chairman, President & CEO	(212) 213-0006

David A. Walsey
Sr. Dir. Corp. Communications

(858) 453-4040

MAXIM PHARMACEUTICALS REPORTS FISCAL 2004

FINANCIAL RESULTS

SAN DIEGO, Calif., December 13, 2004 — Maxim Pharmaceuticals, Inc. (NASDAQ NM: MAXM, SSE: MAXM) today reported financial results for the fourth quarter and the year ended September 30, 2004.  The net loss applicable to common stock for the fourth quarter ended September 30, 2004 totaled $14.5 million, or $0.51 per share, compared to a net loss applicable to common stock of $12.8 million, or $0.54 per share, for the same period of the prior year.  The net loss applicable to common stock for the year ended September 30, 2004, totaled $45.0 million, or $1.59 per share compared to a net loss applicable to common stock of $45.5 million or $1.94 per share, for the prior year.

The Company had cash, cash equivalents and investments totaling $52.9 million at September 30, 2004, and used net cash of $41.1 million in its operations during the year ended September 30, 2004.  On October 18, 2004, the company announced that it was implementing a restructuring plan to reduce its cash burn rate. The restructuring plan, which included a workforce reduction of approximately 50%, is expected to provide Maxim with sufficient funds to support its currently planned activities for approximately two years.

During the quarter ended September 30, 2004, the Company recorded $1.3 million of expense to increase the allowance for a note receivable from an officer relating to the decrease in the value of Company stock and stock options held by the officer collateralizing the note, following the announcement of the negative Phase 3 M0104 melanoma trial results released in September 2004.

December 13, 2004

“In 2004 Maxim’s focus was on our Phase 3 clinical programs in acute myeloid leukemia and advanced malignant melanoma.  Although the melanoma results were disappointing, we were fortunate to have a statistically significant result in our trial investigating Ceplene therapy in the treatment of acute myeloid leukemia patients in complete remission,” stated Larry G. Stambaugh, Maxim’s Chairman and Chief Executive Officer.  “In 2005 we will continue working with regulators in the United States and Europe on the regulatory pathway seeking approval for Ceplene in the treatment of acute myeloid leukemia patients in complete remission.”

“We are additionally focused on negotiating a worldwide sales and marketing agreement for Ceplene, entering into additional collaborations to advance our apoptosis program, independently moving one apoptosis compound to an IND filing, and the screening of additional compounds.  Also, by mid 2005 we expect to complete our Phase 2 trials in hepatitis C and renal cell carcinoma,” continued Mr. Stambaugh.

The Company announced that its annual management presentation to European stockholders is planned to be held on Wednesday, February 16, 2005, in Stockholm, Sweden, and the Company plans to hold its 2004 Annual Stockholder’s Meeting on Friday, February 18, 2005, in New York City.  Specific times and locations for these meetings will be announced in January 2005 at the time of the mailing of the Company’s annual report to stockholders.

Maxim Overview

Maxim Pharmaceuticals is a global biopharmaceutical company with a diverse pipeline of therapeutic candidates for life-threatening cancers and liver diseases. Maxim’s research and development programs are designed to offer hope to patients by developing safe and effective therapeutic candidates that have the potential to extend survival while maintaining quality of life. Ceplene, Maxim’s lead drug candidate, is an immune-modulator that reverses immune suppression and protects critical immune cells. Because Ceplene modifies basic immune functions, it has the potential to be used in a range of diseases. Additionally, Maxim is developing small-molecule apoptosis modulators for cancer, cardiovascular disease and degenerative diseases.

Ceplene and the apoptosis compounds are investigational drugs and have not been approved by the U.S. Food and Drug Administration or any international regulatory agency.

This news release contains certain forward-looking statements that involve risks and uncertainties. Such forward-looking statements include statements regarding the efficacy, safety and intended utilization of Ceplene, the oral histamine formulation, and the apoptosis inducers, and the conduct and results of the Company’s clinical trials, and the Company’s plans regarding regulatory filings, future research and clinical trials. Such statements are only predictions and the Company’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include the risk that products that appeared promising in early research and clinical trials do not demonstrate safety or efficacy in larger-scale or later clinical trials, the risk that the Company will not obtain approval to market its products, and the risks associated with the Company’s reliance on outside financing to meet its capital requirements. These factors and others are more fully discussed in the Company’s periodic reports and other filings with the Securities and Exchange Commission.

Note: The Maxim logo is a trademark of Maxim.

Editor’s Note: This release is also available on the Internet at http://www.maxim.com.

(Table Follows)

MAXIM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS  (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended September 30		Year Ended September 30
	2004	2003	2004	2003

Collaboration and research revenue	$625	$1,489	$4,118	$3,830

Operating expenses:
Research and development	10,345	12,716	37,923	42,528
Business development and marketing	2,227	317	4,604	1,395
General and administrative	1,441	1,655	6,631	7,757
Provisions for note receivable and loan guarantee to/for officers	1,330	—	1,330	—
Total operating expenses	15,343	14,688	50,488	51,680

Loss from operations	(14,718)	(13,199)	(46,370)	(47,850)

Other income (expense):
Investment income	250	461	1,467	2,499
Interest expense	(15)	(25)	(72)	(123)
Other income	3	(1)	7	18
Total other income	238	435	1,402	2,394

Net loss applicable to common stock	$(14,480)	$(12,764)	$(44,968)	$(45,456)

Basic and diluted net loss per share of common stock	$(0.51)	$(0.54)	$(1.59)	$(1.94)

Weighted average shares outstanding	28,542,205	23,789,341	28,211,817	23,444,028

SELECTED BALANCE SHEET INFORMATION (Unaudited)

	September 30, 2004	September 30, 2003

ASSETS
Cash, cash equivalents and investments	$52,904	$94,829
Total assets	64,185	107,347
Long-term liabilities	96	828
Stockholders’ equity	53,399	95,237

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